Exhibit 23.5

                          Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statements No. 333-55218 and No. 333-45560 of Brek Energy Corporation on Form S-3 and on Form S-8, respectively, of our report dated December 4, 2000, appearing in the Annual Report on Form 10-K of Brek Energy Corporation for the year ended December 31, 2001.

HJ & Associates, LLC
Salt Lake City, Utah
April 1, 2002